EXHIBIT 3.2

                                                     As Filed with the Secretary
                                               of State of the State of Delaware
                                                             on October 30, 2000

                       CERTIFICATE OF OWNERSHIP AND MERGER
                                     MERGING

                               BAB HOLDINGS, INC.
                            (an Illinois corporation)

                                      INTO

                              BAB (DELAWARE), INC.
                            (a Delaware corporation)

                                 * * * * * * * *

      BAB Holdings, Inc. (the "Parent Corporation"), a corporation organized and existing under the laws of Illinois,

            DOES HEREBY CERTIFY THAT:

            FIRST: That this corporation was incorporated on the 25th day of November, 1992, pursuant to the Business Corporation Act of the State of Illinois, the provisions of which permit the merger of a corporation of another state and a corporation organized and existing under the laws of said state.

            SECOND: That this corporation owns 100% of the outstanding shares of each class of the stock of BAB (Delaware), Inc., a corporation incorporated on the 23rd day of August, 2000, pursuant to the General Corporation Law of the State of Delaware.

            THIRD: An Agreement and Plan of Merger between the constituent corporations to the merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations.

            FOURTH: Pursuant to Section 253(a) of the Delaware General Corporation Law, the board of directors approved the agreement and plan of merger by unanimous written consent on October 18, 2000.

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            FIFTH: The Certificate of Incorporation of the surviving corporation shall be amended by this Certificate of Merger in the following manner:

           The name of the surviving corporation shall be changed to:

                               Planet Zanett, Inc.

            SIXTH: That the proposed merger has been adopted, approved, certified, executed and acknowledged by the Parent Corporation in accordance with the laws of the State of Illinois, under which the corporation was organized.

            SEVENTH: A copy of the Agreement and Plan of Merger is on file at the offices of the surviving corporation, the address of which is provided below, and a copy of the Agreement and Plan of Merger will be furnished, upon request and without any cost, to any stockholder of the constituent corporations.

                     135 E. 57th Street, 15th Floor
                     New York, NY 10022

            EIGHTH: Anything herein or elsewhere to the contrary notwithstanding, this merger may be amended or terminated and abandoned by the Board of Directors of BAB Holdings, Inc. at any time prior to the time that this merger filed with the Secretary of State becomes effective.

            NINTH: The Certificate of Ownership and Merger shall be effective upon the date of filing with the Secretary of State of Delaware.

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            IN WITNESS WHEREOF, said BAB Holdings, Inc. has caused this
Certificate to be signed by Michael K. Murtaugh, its President, this 18th day of October, 2000.

                                             BAB HOLDINGS, INC.


                                             By: /s/ Michael K. Murtaugh
                                                 ----------------------------
                                                 Name:  Michael K. Murtaugh
                                                 Title: President